EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of ___, 2025 by and between F/m Investments LLC (the “Adviser”), a Delaware limited liability company, and The RBB Fund, Inc., a Maryland corporation (the “Company”), on behalf of the series listed on Appendix A hereto (the “Fund”).

WITNESSETH:

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company; and

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Company and the Adviser (the “Advisory Agreement”); and

WHEREAS, the Adviser desires to limit the Fund’s Expenses (as such term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Company (on behalf of the Fund) desires to allow the Adviser to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1. Limit on Expenses. The Adviser hereby agrees to limit the Fund’s current Expenses to an annual rate, expressed as a percentage of average daily net assets, to the amount listed in Appendix A (the “Annual Limit”). In the event that the current Expenses of the Fund, as accrued each month, exceed its Annual Limit, the Adviser will pay to the Fund, on a monthly basis, the excess expense within thirty (30) calendar days of being notified that an excess expense payment is due. In the event that the Board of Directors of the Company determines that an excess expense payment due date be other than thirty (30) calendar days, the Company will provide the Adviser with ten (10) calendar days’ written notice prior to the implementation of such other excess expense payment due date. In no case will an excess expense payment due date be less than fifteen (15) calendar days from the date the Adviser is notified of such excess expense.

2. Definition. For purposes of this Agreement, the term “Expenses” with respect to the Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the investment advisory or management fee detailed in the Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Advisory Agreement, but does not include taxes, interest on borrowings, acquired fund fees and expenses, dividends on securities sold short, brokerage commissions, and other expenditures, which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of the Fund’s business.

3. Term. This Agreement shall become effective on the date specified herein for an initial term running through December 31, 2026 and for consecutive one-year terms thereafter, subject to annual approval by the Board of Directors of the Company, unless sooner terminated as provided in Paragraph 5 of this Agreement.

4. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Directors of the Company, on behalf of the Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser, other than at the end of any one-year term by providing sixty (60) days’ written notice to the Fund, without the consent of the Board of Directors of the Company, which consent will not be unreasonably withheld. This Agreement will automatically terminate, with respect to the Fund, if the Advisory Agreement is terminated with respect to the Fund, with such termination effective upon the effective date of the Advisory Agreement’s termination, with respect to the Fund.

5. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7. Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, and shall be governed by Delaware law in a manner not in conflict with the provisions of the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

[Signature page follows]

THE RBB FUND, INC., on behalf of its series, the F/m Emerald Special Situations ETF

By:
Name:
Title:

F/M INVESTMENTS LLC

By:
Name:
Title:

APPENDIX A

Fund	Expense Limitation	Initial Term Month End Date
F/m Emerald Special Situations ETF	[ ]	[ ]